                                                                   EXHIBIT 11.1

                            BUCKEYE PARTNERS, L.P.
                       COMPUTATION OF EARNINGS PER UNIT
             (IN THOUSANDS, EXCEPT FOR UNITS AND PER UNIT AMOUNTS)

                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                 1996       1995       1994
                                              ---------- ---------- ----------
Income from continuing operations before
 extraordinary charge........................ $   49,337 $   49,840 $   48,086
Extraordinary charge on early extinguishment
 of debt.....................................        --         --      (2,269)
                                              ---------- ---------- ----------
Net income................................... $   49,337 $   49,840 $   45,817
                                              ========== ========== ==========
Primary earnings per Unit:
  Income from continuing operations before
   extraordinary charge...................... $     4.05 $     4.10 $     3.96
  Extraordinary charge on early
   extinguishment of debt....................        --         --       (0.19)
                                              ---------- ---------- ----------
  Net income................................. $     4.05 $     4.10 $     3.77
                                              ========== ========== ==========
Fully-diluted earnings per Unit:
  Income from continuing operations before
   extraordinary charge...................... $     4.04 $     4.10 $     3.96
  Extraordinary charge on early extinguish-
   ment of debt..............................        --         --       (0.19)
                                              ---------- ---------- ----------
  Net income................................. $     4.04 $     4.10 $     3.77
                                              ========== ========== ==========
Average number of Units outstanding:
  Units outstanding at December 31........... 12,173,353 12,146,124 12,131,640
  Exercise of Options reduced by the number
   of Units purchased with proceeds
   (Primary).................................     20,141     17,387     20,376
                                              ---------- ---------- ----------
  Total Units outstanding--Primary........... 12,193,494 12,163,511 12,152,016
                                              ========== ========== ==========
  Units outstanding at December 31........... 12,173,353 12,146,124 12,131,640
  Exercise of Options reduced by the number
   of Units purchased with proceeds (Fully-
   diluted)..................................     30,853     20,563     20,268
                                              ---------- ---------- ----------
  Total Units outstanding--Fully-diluted..... 12,204,206 12,166,687 12,151,908
                                              ========== ========== ==========

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Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulations S-K item 601(b)(11).